Term sheet No. 1735BG
To underlying supplement No. 1 dated October 1, 2012,
product supplement BG dated October 9, 2012,
prospectus supplement dated September 28, 2012
and prospectus dated September 28, 2012
Registration Statement No. 333-184193 Dated April 19, 2013; Rule 433

Three-Year Autocallable Securities Linked to the Lesser Performing of the EURO STOXX 50® Index and the S&P 500® Index due April 27, 2016

The securities are designed for investors who seek a return at maturity linked to the lesser performing of the EURO STOXX 50® Index and the S&P 500® Index (each, an “Underlying”). If the Closing Levels of both Underlyings on any Call Date are greater than or equal to their respective Initial Levels, the Issuer will automatically call the securities and pay you a Redemption Amount in cash per $1,000 Face Amount of securities equal to $1,000 multiplied by the applicable Call Level based on an annualized return of 15.00%. If the securities are not automatically called and the Final Level of the lesser performing Underlying is greater than or equal to its Knock-In Level, you will receive your initial investment at maturity. If the securities are not automatically called and the Final Level of the lesser performing Underlying is less than its Knock-In Level, you will lose 1.00% of your initial investment for every 1.00% the Final Level of such lesser performing Underlying is less than its Initial Level. The securities do not pay coupons or dividends and the investors should be willing to lose a significant portion or all of their initial investment if the securities are not automatically called and the Final Level of either Underlying is less than its respective Initial Level by more than 30.00%.  Any payment on the securities is subject to the credit of the Issuer.

The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, London Branch, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Deutsche Bank AG, London Branch to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Deutsche Bank AG, London Branch were to default on its obligations, you might not receive any amounts owed to you under the terms of the securities.

Terms and Conditions			Payoff Diagram
Issuer	Deutsche Bank AG, London Branch
Trade Date	April 22, 2013
Issue Date	April 25, 2013
Final Valuation Date†	April 22, 2016
Maturity Date†	April 27, 2016
Call Dates†	April 28, 2014 April 22, 2015 April 22, 2016 (the Final Valuation Date)
Denominations	$1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof
Underlyings	EURO STOXX 50® Index (Ticker: SX5E) S&P 500® Index (Ticker: SPX)
Issue Price	100% of the Face Amount
Automatic Call
If the Closing Levels of both Underlyings on any Call Date are greater than or equal to their respective Initial Levels, the securities will be automatically called. If the securities are automatically called, you will be entitled to receive a Redemption Amount in cash per $1,000 Face Amount of securities equal to $1,000 multiplied by the Call Level for the applicable Call Date payable on the corresponding Call Settlement Date. The Call Level reflects an annualized return of 15.00%.

Call Level	First Call Date: Second Call Date: Last Call Date:	115.00% 130.00% 145.00%
Underlying Return	For each Underlying, the Underlying Return will be calculated as follows: Final Level – Initial Level Initial Level
Initial Level	For each Underlying, the Closing Level of such Underlying on the Trade Date
Final Level	For each Underlying, the Closing Level of such Underlying on the Final Valuation Date
Closing Level	For each Underlying, the closing level of such Underlying on the relevant date of calculation.
Knock-In Event	A Knock-In Event occurs if the Final Level of the Laggard Underlying is less than its Knock-In Level.
Knock-In Level	For each Underlying, 70.00% of its Initial Level
Listing	The securities will not be listed on any securities exchange.
CUSIP	25152RCL5
ISIN	US25152RCL50
†Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 8 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-5 of this term sheet.

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Underlyings:	EURO STOXX 50® Index (Ticker: SX5E) S&P 500® Index (Ticker: SPX)
Issue Price:	100% of the Face Amount
Laggard Underlying:
The Underlying with the lower Underlying Return on the Final Valuation Date. If the calculation agent determines that the two Underlyings have equal Underlying Returns, then the calculation agent will, in its sole discretion, designate either of the Underlyings as the Laggard Underlying.

Automatic Call:	If the Closing Levels of both Underlyings on any Call Date are greater than or equal to their respective Initial Levels, the securities will be automatically called.
Call Settlement Date:	The third business day following the applicable Call Date. For the last Call Date, the Call Settlement Date will be the Maturity Date.
Redemption Amount upon Automatic Call:
If the securities are automatically called, you will be entitled to receive a Redemption Amount in cash per $1,000 Face Amount of securities equal to $1,000 multiplied by the Call Level for the applicable Call Date payable on the corresponding Call Settlement Date. The Call Level reflects an annualized (non-compounded) return of 15.00%. The Call Date, Call Level and Redemption Amount applicable to each Call Settlement Date are set forth in the table below.

Call Date†	Expected Call Settlement Date†	Call Level	Redemption Amount (per $1,000 Face Amount of securities)
April 28, 2014	May 1, 2014	115.00%	$1,150.00
April 22, 2015	April 27, 2015	130.00%	$1,300.00
April 22, 2016 (Final Valuation Date)	April 27, 2016 (Maturity Date)	145.00%	$1,450.00
Payment at Maturity:
If the securities are not automatically called, the Payment at Maturity on the securities will depend on whether a Knock-In Event occurs, as follows:
• If a Knock-In Event does not occur, you will be entitled to receive a cash Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.
• If a Knock-In Event occurs, you will be entitled to receive a cash Payment at Maturity per $1,000 Face Amount of securities calculated as follows:
$1,000 + ($1,000 x Underlying Return of Laggard Underlying)
If the securities are not automatically called and a Knock-In Event occurs, you will lose a significant portion or all of your initial investment.

Knock-In Event:	A Knock-In Event occurs if the Final Level of the Laggard Underlying is less than its Knock-In Level.
Knock-In Level:	For each Underlying, 70.00% of its Initial Level
Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows: Final Level – Initial Level Initial Level
Initial Level:	For each Underlying, the Closing Level of such Underlying on the Trade Date
Final Level:	For each Underlying, the Closing Level of such Underlying on the Final Valuation Date
Closing Level:	For each Underlying, the closing level of such Underlying on the relevant date of calculation
Trade Date:	April 22, 2013
Issue Date	April 25, 2013
Final Valuation Date†:	April 22, 2016
Maturity Date†:	April 27, 2016
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	25152RCL5
ISIN:	US25152RCL50

†Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 8 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-5 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Total Discounts, Commissions and Fees(1)	Proceeds to Us
Per Security	$1,000.00	$22.50	$977.50
Total	$	$	$
(1)      For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet. The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

April 19, 2013

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

•
You should read this term sheet together with underlying supplement No. 1 dated October 1, 2012, product supplement BG dated October 9, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”)  at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated October 1, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

•	Product supplement BG dated October 9, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005360/crt_dp33475-424b2.pdf

•	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

•	All references to “Knock-In Level” in this term sheet shall be deemed to refer to “Trigger Level,” as used in the accompanying product supplement.

•
Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

•
This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

•
Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the underlying supplement, product supplement, prospectus supplement, prospectus and this term sheet if you so request by calling toll-free 1-800-311-4409.

•
You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples of Amounts Payable on the Securities

The tables and hypothetical examples set forth below are for illustrative purposes only. The actual returns applicable to a purchaser of the securities will be determined on the Call Dates or on the Final Valuation Date, as applicable. The following results are based solely on the hypothetical examples cited below. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing below may have been rounded for ease of analysis.

If the securities are called:

The following table illustrates the payments on the securities upon an Automatic Call on the Call Dates. The Call Levels below reflect the annualized return of 15.00%.

Call Date	Expected Call Settlement Date	Call Level	Redemption Amount (per $1,000 Face Amount of securities)
April 28, 2014	May 1, 2014	115.00%	$1,150.00
April 22, 2015	April 27, 2015	130.00%	$1,300.00
April 22, 2016 (Final Valuation Date)	April 27, 2016 (Maturity Date)	145.00%	$1,450.00

If the securities are not called:

The following table illustrates how the Payments at Maturity per $1,000 Face Amount of securities for a hypothetical range of performances of the Laggard Underlying are calculated if the securities have not been automatically called on any of the Call Dates (including the Final Valuation Date), and assumes an Initial Level of 1,500 and a Knock-In Level of 1,050 (70% of the Initial Level) for the Laggard Underlying. The actual Initial Level and Knock-In Level for each Underlying will be set on the Trade Date.

We make no representation or warranty as to which of the Underlyings will be the Laggard Underlying for the purposes of calculating the payment on the Maturity Date.

Hypothetical Final Level of the Laggard Underlying	Hypothetical Underlying Return of the Laggard Underlying	Hypothetical Payment at Maturity	Hypothetical Return on the Securities
2,400	60%	N/A	N/A
2,100	40%	N/A	N/A
1,800	20%	N/A	N/A
1,500	0%	N/A	N/A
1,350	-10%	$1,000	0%
1,275	-15%	$1,000	0%
1,200	-20%	$1,000	0%
1,125	-25%	$1,000	0%
1,050	-30%	$1,000	0%
900	-40%	$600	-40%
600	-60%	$400	-60%
300	-80%	$200	-80%
0	-100%	$0	-100%

N/A: Not applicable because the securities will be automatically called if the Closing Levels of both Underlyings are greater than or equal to their respective Initial Levels on the last Call Date (the Final Valuation Date).

The following examples illustrate how the Payment at Maturity or Redemption Amount set forth in the two tables above are calculated.

Example 1: The Closing Levels of both Underlyings are greater than their respective Initial Levels on the first Call Date. Because the Closing Levels of both Underlyings on the first Call Date are greater than or equal to their respective Initial Levels, the securities are automatically called on the first Call Date, and the investor will be entitled to receive a cash payment of $1,150.00 per $1,000 Face Amount of securities on the related Call Settlement Date, calculated as follows:

$1,000 x 115.00% = $1,150.00

Example 2: The securities have not been automatically called prior to the Final Valuation Date and the Final Levels of both Underlyings are greater than their respective Initial Levels. Because the last Call Date is scheduled to be the Final Valuation Date and the Final Levels of both Underlyings are greater than or equal to their respective Initial Levels, the securities are automatically called on the Final Valuation Date, and the investor will be entitled to receive a cash payment of $1,450.00 per $1,000 Face Amount of securities on the related Call Settlement Date (the Maturity Date), calculated as follows:

$1,000 x 145.00% = $1,450.00

Example 3: The securities have not been automatically called prior to the Final Valuation Date and the Final Level of the Laggard Underlying is 1,200, which is less than its Initial Level of 1,500 but greater than its Knock-In Level of 1,050. Because the Final Level of the Laggard Underlying is less than its Initial Level, the securities are not automatically called on the Final Valuation Date.  Because the Final Level of the Laggard Underlying is greater than its Knock-In Level, a Knock-In Event does not occur, and the investor will be entitled to receive a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.

Example 4: The securities have not been automatically called prior to the Final Valuation Date, and the Closing Level of the Laggard Underlying decreases 40.00% from its Initial Level of 1,500 to a Final Level of 900 while the Final Level of the other Underlying is above its Initial Level. Because the Final Level of the Laggard Underlying is less than its Initial Level, the securities are not automatically called on the Final Valuation Date. Because the Final Level of the Laggard Underlying is less than its Knock-In Level, a Knock-In Event occurs and the investor will be entitled to receive a Payment at Maturity of $600.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x -40.00%) = $600.00

In this example, even though the Final Level of the other Underlying is greater than its Initial Level, because a Knock-In Event has occurred as a result of the decline of the Laggard Underlying, the investor will still lose 1.00% of the Face Amount for every 1.00% that the Final Level of the Laggard Underlying is less than its Initial Level.

Example 5: The securities have not been automatically called prior to the Final Valuation Date, the Final Levels of both Underlyings are less than their respective Knock-In Levels and the Closing Level of the Laggard Underlying decreases 60.00% from its Initial Level of 1,500 to a Final Level of 600. Because the Final Level of the Laggard Underlying is less than its Initial Level, the securities are not automatically called on the Final Valuation Date. Because the Final Level of the Laggard Underlying is less than its Knock-In Level, a Knock-In Event occurs.  Because the Underlying Return for the Laggard Underlying is -60.00%, the investor will be entitled to receive a Payment at Maturity of $400.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x -60.00%) = $400.00

In this example, even though the Final Levels of both Underlyings are less than their respective Knock-In Levels, the investor’s Payment at Maturity will be calculated solely by reference to the Underlying Return of the Laggard Underlying and the investor will lose 1.00% of the Face Amount for every 1.00% that the Final Level of the Laggard Underlying is less than its Initial Level.

Selected Purchase Considerations

•
FIXED APPRECIATION POTENTIAL IF THE SECURITIES ARE AUTOMATICALLY CALLED, AND LIMITED PROTECTION AGAINST LOSS — The securities are designed for investors who believe that the Closing Level of neither Underlying will decrease more than 30.00% from its respective Initial Level over the term of the securities, and who are willing to risk losing up to 100% of their initial investment if the securities are not automatically called and the Closing Level of either Underlying declines by more than 30.00% from its Initial Level to its Final Level. If the securities are automatically called, you will receive a positive return reflecting the Call Level for the applicable Call Date. If the securities are not automatically called and the Underlying Return of the Laggard Underlying is equal to or greater than -30.00%, you will receive your initial investment at maturity. If the Underlying Return of the Laggard Underlying is less than -30.00%, you are exposed to any decline in the Closing Level of the Laggard Underlying and you will lose an amount equal to 1.00% of the Face Amount of your securities for every 1.00% that the Final Level of the Laggard Underlying is less than its Initial Level. You will lose a significant portion or all of your investment if the securities are not automatically called and the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than 30.00%. Because the securities are our senior unsecured obligations, payment of any amount on the securities at maturity or upon an Automatic Call is subject to our ability to pay our obligations as they become due.

•
POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the securities is three years, the securities will be called if the Closing Levels of both Underlyings are greater than or equal to their respective Initial Levels on any Call Date, and you will be entitled to a return on the securities on the applicable Call Settlement Date of 15.00% per annum.

•
RETURN LINKED TO THE LESSER PERFORMING OF TWO UNDERLYINGS — The securities are linked to the lesser performing of the EURO STOXX 50® Index and the S&P 500® Index, and if a Knock-In Event occurs, the payment you receive at maturity will be determined solely by reference to the Laggard Underlying.

EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of the stocks of 50 major companies in the Eurozone. These companies include market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. On March 1, 2010, STOXX Limited announced the removal of the “Dow Jones” prefix from all of its indices, including the Dow Jones EURO STOXX 50® Index. This is just a summary of the EURO STOXX 50® Index. For more information on the EURO STOXX 50® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The EURO STOXX 50® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. This is just a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Dow Jones Indices – The S&P 500® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

•
TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including at maturity or pursuant to a call) and (ii) your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in either or both of the Underlyings or in any of the component stocks included in the Underlyings. In addition to these risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not pay coupons or dividends and do not guarantee any return of your investment. If the securities are not automatically called, the Payment at Maturity of the securities will depend on whether a Knock-In Event occurs. If a Knock-In Event occurs, your investment will be fully exposed to the decline of the Laggard Underlying from its Initial Level to its Final Level, and you could lose up to 100% of your initial investment. The payment of any amount on the securities at maturity or upon an Automatic Call is subject to our ability to meet our obligations as they become due.

•
YOUR APPRECIATION POTENTIAL IS LIMITED TO THE CALL LEVEL — The appreciation potential of the securities is limited to the pre-specified Call Level on the relevant Call Date, regardless of the performance of the Underlyings. In addition, since the securities could be called as early as the first Call Date, the term of your investment could be short, and your return on the securities would be less than if the securities were called at a later date. Following an early call, there is no guarantee that you would be able to reinvest the proceeds from your investment in the securities at a comparable return for a similar level of risk. If the securities are not automatically called, you will realize no positive return on the securities, and you may lose up to 100% of your initial investment if a Knock-In Event occurs.

•
IF A KNOCK-IN EVENT OCCURS, YOUR PAYMENT AT MATURITY WILL BE DETERMINED SOLELY BY THE LAGGARD UNDERLYING — If a Knock-In Event occurs, the payment you receive at maturity will be determined solely by reference to the Laggard Underlying.

•
YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE LEVEL OF EACH UNDERLYING — Your return on the securities, if any, and any payment on the securities are not linked to a basket consisting of the Underlyings. Rather, any payment on the securities will be determined by reference to the performance of each individual Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be fully exposed to the risks related to each of the Underlyings. Poor performance by either of the Underlyings over the term of the securities will negatively affect your Payment at Maturity and will not be offset or mitigated by a positive performance by the other Underlying.

•
REINVESTMENT RISK — If your securities are called early, the term of the securities may be reduced to as short as one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

•	THE SECURITIES DO NOT PAY COUPONS — Unlike ordinary debt securities, the securities do not pay coupons and do not guarantee any return of the initial investment at maturity.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of component stocks of the Underlyings would have.

•
THE SECURITIES ARE SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any payment upon an Automatic Call or Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its payment obligations you might not receive any amount owed to you under the terms of the securities and you could lose your entire initial investment.

•
THE SECURITIES ARE SUBJECT TO NON-U.S. SECURITIES MARKETS RISK — The EURO STOXX 50® Index includes component stocks that are issued by non-U.S. companies in non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross-shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Specifically, the stocks included in the EURO STOXX 50® Index are issued by companies located in countries within the Eurozone, some of which are and have been experiencing economic stress.  Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

•
THE UNDERLYING RETURN WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES RELATIVE TO THE U.S. DOLLAR — The EURO STOXX 50® Index is composed of stocks denominated in foreign currencies, the values of which may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or international political or economic developments. However, the value of your securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks composing the EURO STOXX 50® Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

•
WE ARE ONE OF THE COMPANIES THAT MAKE UP THE EURO STOXX 50®  INDEX — We are one of the companies that make up the EURO STOXX 50® Index. To our knowledge, we are not currently affiliated with any of the other companies the equity securities of which are represented in the EURO STOXX 50® Index. As a result, we will have no ability to control the actions of such other companies, including actions that could affect the value of the equity securities underlying the EURO STOXX 50® Index, or your securities. None of the other companies represented in the EURO STOXX 50® Index will be involved in the offering of the securities in any way. Neither they nor we will have any obligation to consider your interests as a holder of the Securities in taking any corporate actions that might affect the value of your securities.

•
PAST PERFORMANCE OF THE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlyings over the term of the securities may bear little relation to the historical levels of the Underlyings and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Underlyings or whether the performance of the Underlyings will result in the return of any of your investment.

•
IF THE LEVELS OF THE UNDERLYINGS CHANGE, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the Underlyings. Changes in the market levels of the Underlyings may not result in a comparable change in the value of your securities.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY —While the payment(s) on the securities described in this term sheet is based on the full Face Amount of your securities, the Issue Price of the securities includes the agents’ commission, if any, and the estimated cost of hedging our obligations under the securities through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price at which Deutsche Bank AG or its affiliates would be willing to purchase securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the Issue Price, and any sale prior to the Maturity Date could result in a significant loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•
THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so or at a price advantageous to you. Deutsche Bank AG and its affiliates intend to act as market-makers for the securities but are not required to do so. Because we do not expect that other market-makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the securities. If, at any time, Deutsche Bank AG or its affiliates do not act as market-makers, it is likely that there would be little or no secondary market for the securities.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the levels of the Underlyings on any day will affect the value of the securities more than any other single factor, the value of the securities will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the time remaining to maturity of the securities;

•	the market price of, and dividend rate on, the component stocks of the Underlyings;

•	interest rates and yields in the market generally and in the markets of the component stocks of the Underlyings;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlyings or markets generally;

•	the expected volatility of the Underlyings;

•	the composition of the Underlyings and any change to their component stocks;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY AFFECT THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlyings and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Underlyings on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities.

•
WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVELS OF THE UNDERLYINGS TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that could adversely affect the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Underlyings to which the securities are linked.

•
OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent, an affiliate of Deutsche Bank AG, will determine the Final Levels of the Underlyings and Payment at Maturity or Redemption Amount upon an Automatic Call based on the Closing Levels. The calculation agent can postpone the determination of the Closing Levels if a market disruption event occurs on any of the Call Dates or the Final Valuation Date. There can be no assurance that any determinations made by the calculation agent will not adversely affect the value of the securities. Because determinations by Deutsche Bank AG as the calculation agent for the securities may adversely affect the securities, potential conflicts of interest exist between Deutsche Bank AG and you, as a holder of the securities.

•
THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of the EURO STOXX 50® Index and the S&P 500® Index based on the daily closing levels from April 17, 2008 through April 17, 2013. The closing level of the EURO STOXX 50® Index on April 17, 2013 was 2,553.49. The closing level of the S&P 500® Index on April 17, 2013 was 1,552.01. We obtained the closing levels of the Underlyings below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of the Underlyings should not be taken as an indication of future performance, and no assurance can be given as to the Closing Levels of the Underlyings on the Call Dates, including the Final Valuation Date. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment.

Historical Performance of the EURO STOXX 50® Index

5,000
4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
Index Closing Level
Apr-08
Apr-09
Apr-10
Apr-11
Apr-12
Apr-13

Source: Bloomberg

Historical Performance of the S&P 500® Index

1,800
1,600
1,400
1,200
1,000
800
600
400
200
0
Index Closing Level
Apr-08
Apr-09
Apr-10
Apr-11
Apr-12
Apr-13

Source: Bloomberg

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of 2.25% or $22.50 per $1,000 Face Amount of securities. DBSI may sell all or a part of the securities that it purchases from us to its affiliates or certain dealers at the price to the public indicated on the cover of this term sheet, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.